Exhibit 99.1

CDTi Announces Third Quarter Fiscal Year 2016 Financial Results

– Reports revenue of $10.1 million -

– Improves operating expenses by $1.7 million year-over-year –

– Revises full year 2016 financial guidance –

Oxnard, California – Nov. 14, 2016 – Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported its financial results for the third quarter ended September 30, 2016.

Matthew Beale, CDTi’s CEO, stated, “Since late last year we have completed several significant initiatives to enhance our financial foundation, support our growth and accelerate our path to profitability. We streamlined operations, reduced our fixed cost base and in August, we successfully eliminated $8.9 million in debt. With the recently announced $10.3 million equity raise, we have established a strong financial foundation on which to execute on our advanced materials and high-value catalyst business strategy.

“We are pursuing opportunities in fast growing markets in China, India and North America that we believe we can serve profitably with our advanced materials business model. By focusing on technology development and strategic relationships, we have entered initial partnerships that are core to our P2C revenue ramp and positioning CDTi as a leading technology provider to the industry.

“Looking ahead, we will experience a shift in revenue mix as partner volumes ramp during the next 12 to 24 months. In particular, as Technology and Advanced Materials revenue grows, which consists mainly of high-margin P2C business, it will be accretive to gross profit margins. Together with our lower operating expense run rate, we believe we will achieve operating profit breakeven during the first half of 2017.”

Financial Highlights: Third Quarter 2016 compared to Third Quarter 2015

•               Total revenue was $10.1 million, compared to $9.8 million.

■  Coated catalyst revenue was $7.1 million, compared to $5.9 million.

■  Emissions control systems revenue was $2.8 million, compared to $3.6 million.

■  Technology and advanced materials revenue was $0.2 million for both periods.

•               Gross margin was 27%, compared to 25%. The increase reflects fluctuations in product mix.

•               Total operating expenses in the third quarter of 2016 were $3.7 million, compared to $5.3 million in the third quarter of 2015. The decrease in operating expenses reflects the benefits of restructuring efforts completed during the first half of the year. Operating expenses for the quarter include severance and other charges totaling $0.6 million.

•               Third quarter 2016 results include a non-cash charge of $12.6 million related to the extinguishment of $8.9 million in debt during the quarter.

•               Net loss was $14.4 million, or $2.45 per share, reflecting the aforementioned non-cash charge. This compares to a net loss of $2.2 million, or $0.64 per share in the third quarter of 2015.

•               Cash at September 30, 2016 was $2.7 million, compared to $3.0 million at December 31, 2015. Subsequent to the end of the third quarter, on November 3rd CDTi entered into a definitive agreement to raise approximately $10.3 million in gross proceeds through a private placement of common stock, closing on $1.9 million in gross proceeds at the initial closing on November 4th.

Financial Highlights: Nine months ended September 30, 2016 compared to 2015

•                Total revenue for the first nine months of 2016 was $28.3 million, compared to $30.0 million for the same prior year period.

•                Gross margin was 25% for the first nine months of 2016, compared to 27% for the same prior year period.

•                Total operating expenses for the first nine months of 2016 were $14.4 million, which includes $1.9 million in severance and other charges relating to CDTi’s corporate restructuring, compared to $15.7 million in the same prior year period.

•                Net loss for the first nine months of 2016 was $15.8 million, or $3.55 per share, reflecting the aforementioned $12.6 million non-cash charge. This compares to net loss of $7.7 million, or $2.48 per share, in the same prior year period.

Revised Financial Outlook

Tracy Kern, CDTi’s CFO, stated, “We now expect full year 2016 revenue to be at the lower end of our guided range and to be between $37 million and $39 million. We expect DuraFit™ full year revenue contribution will approach $6 million. We also expect gross margin to be between 25% and 27%. Based on these assumptions and cost reductions undertaken in 2015 and 2016, we now expect to be breakeven on an income from continuing operations basis by the first half of 2017.”

Conference Call and Webcast Information

CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, November 14th to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303-9240 and international participants should dial +1 (760) 666-3571. The conference code is 6558038. The conference call will be webcast live on the CDTi website at www.cdti.com under the “Investor Relations” section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days.

About CDTi

CDTi develops advanced materials technology for the emissions control market. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits the Company’s high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections, which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding the acceleration of the Company’s business transformation into an advanced materials company, the conversion of outstanding indebtedness into common stock, global trends in the automotive and heavy duty diesel markets, the Company’s future financial performance, and the performance of the Company’s technology, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) successfully implement, or implement at all, its strategic priorities; (b)

streamline its operations or align its organization and infrastructure with the anticipated business; (c) meet expectations or projections; (d) decrease costs; (e) increase sales; (f) obtain adequate funding; (g) retain or secure customers; (h) increase its customer base; (i) protect its intellectual property; (j) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (k) successfully market new products; (l)  obtain product verifications or approvals; (m) attract or retain key personnel; (n) validate, optimize and scale our powder-to-coat capability; or (o) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals;  (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com / cmattison@lhai.com

[Tables to follow]

CLEAN DIESEL TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$2,698	$2,958
Accounts receivable, net	5,539	4,255
Inventories	8,866	7,918
Prepaid expenses and other current assets	2,508	1,568
Total current assets	19,611	16,699
Property and equipment, net	1,264	1,538
Intangible assets, net	1,609	1,901
Goodwill	4,760	4,659
Other assets	311	305
Total assets	$27,555	$25,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,313	$3,513
Accounts payable	8,552	5,012
Accrued expenses and other current liabilities	6,443	7,854
Current portion of notes payable	2,750	-
Income taxes payable	647	534
Total current liabilities	21,705	16,913
Notes payable, net of current portion	-	7,559
Deferred tax liability	203	193
Total liabilities	21,908	24,665
Stockholders’ equity:
Preferred stock, par value $0.01 per share: authorized 100,000; no shares issued and outstanding	-	-
Common stock, par value $0.01 per share: authorized 99,900,000 and 24,000,000 shares at September 30, 2016 and December 30, 2015; respectively; issued and outstanding 9,487,432 and 3,559,530 shares at September 30, 2016 and December 31, 2015, respectively	95	36
Additional paid-in capital	226,822	205,377
Accumulated other comprehensive loss	(5,847)	(5,387)
Accumulated deficit	(215,423)	(199,589)
Total stockholders’ equity	5,647	437
Total liabilities and stockholders’ equity	$27,555	$25,102

CLEAN DIESEL TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$10,132	$9,759	$28,284	$30,038
Cost of revenues	7,425	7,300	21,153	21,994
Gross profit	2,707	2,459	7,131	8,044
Operating expenses:
Research and development	762	2,303	3,955	6,276
Selling, general and administrative	2,322	3,028	8,549	9,461
Severance and other charges	571	3	1,945	4
Total operating expenses	3,655	5,334	14,449	15,741
Loss from continuing operations	(948)	(2,875)	(7,318)	(7,697)
Other income (expense):
Interest expense	(489)	(309)	(1,637)	(886)
Gain on bifurcated derivative liability	-	-	2,754	-
Loss on extinguishment of convertible debt	(12,572)	-	(12,572)	-
Gain (loss) on warrant liability	(705)	541	883	269
Other income, net	196	474	824	640
Total other income (expense)	(13,570)	706	(9,748)	23
Loss from continuing operations before income taxes	(14,518)	(2,169)	(17,066)	(7,674)
Income tax benefit from continuing operations	(113)	(28)	(1,232)	(88)
Net loss from continuing operations	(14,405)	(2,141)	(15,834)	(7,586)
Net loss from discontinued operations	-	(67)	-	(67)
Net loss	(14,405)	(2,208)	(15,834)	(7,653)
Foreign currency translation adjustments	(190)	(1,155)	(460)	(2,026)
Comprehensive loss	$(14,595)	$(3,363)	$(16,294)	$(9,679)

Basic and diluted net loss per common share:
Net loss	$(2.45)	$(0.64)	$(3.55)	$(2.48)
Weighted average shares outstanding – basic and diluted	5,876	3,358	4,462	3,055